As filed with the Securities and Exchange                 Registration
Commission on March ___, 1998                  Statement No. 33-______





                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                              FORM S-3
                    REGISTRATION STATEMENT UNDER
                     THE SECURITIES ACT OF 1933


                         M.S. Carriers, Inc.
       (Exact Name of Registrant as Specified in its Charter)


     Tennessee            3171 Directors Row              62-1014070
(State or other        Memphis, Tennessee 38116       (I.R.S. Employer
jurisdiction of           (901) 332-2500               Identification
incorporation or    (Address, including zip code,          Number)
organization)           and telephone number,
                 including area code, of registrant's
                     principal executive offices)

                         MICHAEL S. STARNES
                        Chairman of the Board
                         3171 Directors Row
                      Memphis, Tennessee 38116
                           (901) 332-2500
        (Name, and address, including zip code, and telephone
         number, including area code, of agent for service)


                              Copies to

                      W. THOMAS HUTTON, ESQUIRE
                      ROBERT E. ORIANS, ESQUIRE
                Martin, Tate, Morrow & Marston, P.C.
                  22 North Front Street, Suite 1100
                      Memphis, Tennessee 38103
                           (901) 522-9000


Approximate date of commencement of proposed sale to public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                            CALCULATION OF REGISTRATION FEE

                    Title of each         Amount                 Proposed            Proposed maximum         Amount of
                    class of         to be registered            maximum            aggregate offering  registration fee
                    securities to be                          offering price            price (1)
                    registered                                per share (1)

                    Common
                    Stock, par           153,468                 $29.0625               $4,460,164            $1,315.75
                    value
                    $.01 per share

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g), based upon the average of the high and low reported prices of the Common Stock on March 5, 1998.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                 Subject to Completion
                                                         March 5, 1998

                           153,468 Shares

                      [M.S. CARRIERS LOGO HERE]


                            Common Stock

     This Prospectus relates to the resale by Henson Investments #1, LTD., a Texas limited partnership ("Henson Investments") and William
R. Henson, Sr. Family Trust ("Henson Family Trust"), collectively "Selling Stockholders," of up to 119,133 shares and 34,335 shares, respectively, or a total of 153,468 shares of Common Stock, $.01 par value per share ("Common Stock"), of M.S. Carriers, Inc., a Tennessee corporation ("M.S. Carriers" or "Company"). The distribution of the Common Stock by the Selling Stockholders is not currently subject to any underwriting agreement. None of the Common Stock offered pursuant to this Prospectus has been registered prior to the filing of the Registration Statement of which this Prospectus is a part. See "Plan of Distribution."

     The Common Stock registered for resale hereby has been registered pursuant to the Company's obligation contained in a written agreement with the Selling Stockholders. The Selling Stockholders may elect to sell all, a portion or none of the Common Stock offered by them hereunder.

     The Common Stock is traded on the Nasdaq National Market under the symbol "MSCA." On March 2, 1998, the average of high and low reported prices of the Common Stock on the Nasdaq National Market was $27.0625 per share.

     The Common Stock may be sold by the Selling Stockholders from time to time, either in underwritten public offerings, in transactions pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), in privately negotiated transactions, through the facilities of the Nasdaq National Market, or otherwise, at market prices prevailing at the time of such sale, at prices relating to such market prices, or at negotiated prices. The Company will not receive any of the proceeds of the sale of Common Stock by the Selling Stockholders. The net proceeds to the Selling Stockholders will be the proceeds they receive upon such sales, less brokerage commissions. All expenses of registration incurred in connection with the registration of the Common Stock, other than any underwriting or brokerage discounts, commissions and selling expenses with respect to the shares of Common Stock being sold by the Selling Stockholders, will be borne by the Company. See "Plan of Distribution."

     THE SELLING STOCKHOLDERS AND ANY BROKER EXECUTING SELLING
ORDERS ON BEHALF OF THE SELLING STOCKHOLDERS MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. COMMISSIONS RECEIVED BY ANY SUCH BROKER MAY BE DEEMED TO BE UNDERWRITING
COMMISSIONS UNDER THE SECURITIES ACT.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is March 5, 1998.

[INFORMATION BELOW RUNS ALONG LEFT SIDE OF PAGE]
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                        AVAILABLE INFORMATION

     The Company has filed a Registration Statement on Form
S-3 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission ("Commission") with respect to the shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and, in accordance therewith, files reports and other information with the Commission. A copy of the reports and other information filed by the Company in accordance with the Exchange Act may be inspected without charge at the offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; The Curtis Center, Suite 1005E, 601 Walnut Street, Philadelphia, PA 19106-3322; 1401 Brickell Avenue, Suite 200, Miami, FL 33131; 1801 California Street, Suite 4800, Denver, CO 80200-2648; and 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036-3648. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024,Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Information concerning the registrant is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K. Street, N.W., Washington, D.C. 2006.

                INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and (iii) Form S-3 Registration Statement No. 33-63280 page 11 and Exhibits Nos. 3.1 and 3.4 thereto. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or telephonic request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be delivered in writing to M.J. Barrow, Secretary, M.S. Carriers, Inc., 3171 Directors Row, Memphis, Tennessee 38116, or by telephone at (901) 332-2500.

             ADDRESS AND TELEPHONE NUMBER OF THE COMPANY

     The Company's executive offices are located at 3171 Directors Row, Memphis, Tennessee 38116, and the telephone number is (901)
332-2500.

                           USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Common Stock offered hereby.


                        SELLING STOCKHOLDERS

     The shares to be sold by the Selling Stockholders were acquired in connection with the Company's acquisition on September 18, 1997, of substantially all of the operating assets of New Hi-Way Express, Inc. of Fort Smith, Arkansas, and the Selling Stockholders had no relationship with the Company prior to that time. As of March 5, 1998, Henson Investments and the Henson Family Trust owned 119,133 shares and 34,335 shares, respectively, of the Common Stock. It is expected that each of the Selling Stockholders will dispose of all of their shares of the Common Stock, and assuming neither acquires any additional shares, the Selling Stockholders will not own any shares of Common Stock.


                        PLAN OF DISTRIBUTION

     This Prospectus relates to the resale of 153,468 shares of Common Stock. The distribution of the Common Stock by the Selling
Stockholders contemplated hereby is not currently subject to any underwriting agreement.

     The Common Stock may be sold by the Selling Stockholders from time to time, either in underwritten public offerings, in transactions pursuant to Rule 144 under the Securities Act, in privately negotiated transactions, through the facilities of the Nasdaq National Market, or otherwise, at market prices prevailing at the time of such sale, at prices relating to such market prices, or at negotiated prices. The Company will not receive any of the proceeds of the sale of Common Stock by the Selling Stockholders. The net proceeds to the Selling Stockholders will be the proceeds they receive upon such sales, less brokerage commissions.

     In the case of sales of the shares of Common Stock effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Common Stock sold by or through such broker-dealers, or both. The Company has advised the Selling Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Exchange Act may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus. The Company is not aware as of the date of this Prospectus of any agreements between the Selling Stockholders and broker-dealers with respect to the sale of the Common Stock offered by this Prospectus. The Selling Stockholders and any broker-dealer or other agent executing sell orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which case the commissions received by any such broker-dealer or agent and profit on any resale of the Common Stock may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation.

     The Selling Stockholders may elect to sell all, a portion or none of the Common Stock offered by them hereunder.

     The Company will pay all of the expenses incident to the registration of the shares of Common Stock offered hereby, other than underwriting or brokerage discounts, commissions and selling expenses with respect to the Common Stock being sold by the Selling
Stockholders.

                            LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Martin, Tate, Morrow & Marston, P.C., Memphis, Tennessee.


                               EXPERTS

     The consolidated financial statements of M.S. Carriers, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR ANY
OTHER PERSON HAS BEEN                             153,468 Shares
AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN
THOSE CONTAINED IN OR
INCORPORATED BY REFERENCE IN
THIS PROSPECTUS IN CONNECTION
WITH THE OFFER MADE BY THIS
PROSPECTUS AND, IF GIVEN OR
MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE
RELIED UPON AS HAVING BEEN                   [M.S. CARRIERS LOGO HERE]
AUTHORIZED BY THE COMPANY OR
THE SELLING STOCKHOLDERS.
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE                           Common Stock
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THERE HAS
BEEN NO CHANGE IN THE AFFAIRS
OF THE COMPANY SINCE THE
DATES AS OF WHICH INFORMATION                           PROSTECTUS
IS GIVEN IN THIS PROSPECTUS.
THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER OR
SOLICITATION BY ANYONE IN ANY
JURISDICTION IN WHICH SUCH
OFFER OR SOLICITATION IS NOT
AUTHORIZED OR IN WHICH THE
PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED                        March ____, 1998
TO DO SO OR TO ANY PERSON TO
WHOM IT IS UNLAWFUL TO MAKE
SUCH SOLICITATION.

                               PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The table below sets forth estimated expenses in connection with the issuance and distribution of the Common Stock being offered, other than underwriting discounts and commissions.

     Expense

     SEC filing fee................................... $ 1,315.75
     NASDAQ/NMS fees.................................. $ 3,069.36
     Printing and engraving........................... $    1,300
     Legal............................................ $   15,000
     Accounting....................................... $    6,000
     Miscellaneous.................................... $      100

           Total...................................... $26,785.11

Item 15. Indemnification of Directors and Officers

     Reference is made to Section 48-18-501 through 48-18-509 of the Tennessee Code Annotated, to Article X of the Company's
Restated Charter and to Article VII of the Amended and Restated
By-Laws of the Company.

Item 16. Exhibits

     Exhibits numbered in accordance with Item 601 of Regulation S-K:

     (4) - Instruments defining the rights of security holders
     (5)     - Opinion of Martin, Tate, Morrow & Marston, P.C.
     (23)A   - Consent of Ernst & Young, LLP
     (23)B   - Consent of Martin, Tate, Morrow & Marston, P.C.
               (included in opinion filed as Exhibit 5)

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the paym ent by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to stockholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (5) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (7) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, M.S. Carriers, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned thereunto duly authorized in the City of Memphis, State of Tennessee, this 5th day of March, 1998.

                              M.S. CARRIERS, INC.



                              By: /s/ Michael S. Starnes
                                  Michael S. Starnes,
                                  Chairman of the Board




     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



      Signature            Capacity in Which Signed           Date

/s/ Michael S. Starnes     Principal Executive Officer   March 5, 1998
Michael S. Starnes         and Director


/s/ M. J. Barrow           Principal Financial and       March 5, 1998
M. J. Barrow               Accounting Officer and
                           Director


/s/ James W. Welch         Director                      March 5, 1998
James W. Welch


/s/ Carl S. Mungenast      Director                      March 5, 1998
Carl S. Mungenast


/s/ Morris H. Fair         Director                      March 5, 1998
Morris H. Fair


/s/ Jack H. Morris, III    Director                      March 5, 1998
Jack H. Morris, III

                          INDEX TO EXHIBITS

   Exhibit                                         Sequentially
    Number               Description               Numbered Pages

    (4)      Instruments defining the rights of   Incorporated by
             security holders                     Reference from
                                                     Form S-3
                                                   Registration
                                                     Statement
                                                 No. 33-63280 and
                                                Exhibits Nos. 3.1
                                                  and 3.4 thereto

   (5)       Opinion of Martin, Tate, Morrow
             & Marston, P.C.                           III-2

   (23) A    Consent of Ernst & Young, LLP             III-4

   (23)B     Consent of Martin, Tate, Morrow
             & Marston, P.C.                           III-6
             (included in opinion filed as Exhibit 5)

                            EXHIBIT NO. 5

           OPINION OF MARTIN, TATE, MORROW & MARSTON, P.C.

                            March 5, 1998




M. S. Carriers, Inc.
3171 Directors Row
Memphis, Tennessee 38116

     Re:   M. S. Carriers, Inc. Form S-3 Registration
           Statement Covering 153,468 Shares of Common Stock of
           M. S. Carriers, Inc. ("Common Stock")

Gentlemen:

     In our opinion, the Common Stock being registered under the Registration Statement filed herewith constitutes legally issued, fully paid and nonassessable shares of M.S. Carriers, Inc.

     We consent to the inclusion of this opinion in the Registration Statement and reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                 Very truly yours,

                                 MARTIN, TATE, MORROW & MARSTON, P.C.



T:\SIDESC\SSW\MCCNUTWY\MSCOPIN.FS3- \sjm

                           EXHIBIT NO. 23A

                    CONSENT OF ERNST & YOUNG, LLP

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-________) and the related Prospectus of M. S. Carriers, Inc. for the registration of 153,468 shares of its common stock and to the incorporation by reference therein of our report dated January 17, 1997, with respect to the consolidated financial statements and schedule of M. S. Carriers, Inc. included in its Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                         ERNST & YOUNG, LLP




Memphis, Tennessee
March 6, 1998.


T:\WPROC1\LETTERS\MSCERNST.CON- \sjm

                           EXHIBIT NO. 23B

           CONSENT OF MARTIN, TATE, MORROW & MARSTON, P.C.

              (included in opinion filed as Exhibit 5)